INDEPENDENT AUDITOR'S CONSENT




The Board of Directors
HomeGold Financial, Inc.

We consent to incorporation by reference in the registration statements on Form S-8 (No. 333-07925) 1995 Director Stock Option Plan Stock Plan, (No. 333-07927) 1995 Restricted Stock Agreement Plan, (No. 333-07923) 1995 Officer and Employee Stock Option Plan and (No. 333-20179) Employee Stock Purchase Plan of HomeGold Financial, Inc. of our report dated April 8, 2002, relating to the consolidated balance sheets of HomeGold Financial, Inc. and subsidiaries (the "Company") as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' deficit and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the 2001 Annual Report on Form 10-K of the Company.





/s/ Elliott Davis, LLC

ELLIOTT DAVIS, LLC
Greenville, South Carolina
April 16, 2002